Exhibit 23.1

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants

200 Haddonfield Berlin Road, Suite 402
Gibbsboro, New Jersey 08026-1239
(856) 346-2828 Fax (856) 346-2882

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MRU Holdings, Inc.
1114 Avenue of the Americas
30th Floor
New York, New York 10036

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 28, 2006 except as to the information dated February 8, 2007, relating to the consolidated financial statements appearing in the Company’s Annual Report on Forms 10-KSB/A for the year ended June 30, 2006.

/S/ Bagell, Josephs, Levine & Company, L.L.C.
Bagell, Josephs, Levine & Company, L.L.C.
Gibbsboro, NJ 08026

May 31, 2007